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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ____)*

Favrille, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
312088 40 4
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Alloy Ventures 2000, LLC (“Alloy 2000”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		2,327,472 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”) and 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”). Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING PERSON WITH:
2,327,472 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate and 86,590 shares are directly owned by Alloy Partners. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,327,472 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

11.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

2 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Alloy Ventures 2000, L.P. (“Alloy Ventures”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):
Tax I.D. Number: 77-0539231

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		1,689,486 shares. Alloy 2000, the general partner of Alloy Ventures, may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING PERSON WITH:
1,689,486 shares. Alloy 2000, the general partner of Alloy Ventures, may be deemed to have sole dispositive power to dispose of these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,689,486 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

8.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

3 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Alloy Investors 2000, L.P. (“Alloy Investors”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):
Tax I.D. Number: 77-0539235

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		348,350 shares. Alloy 2000, the general partner of Alloy Investors, may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING PERSON WITH:
348,350 shares. Alloy 2000, the general partner of Alloy Investors, may be deemed to have sole dispositive power to dispose of these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

348,350 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

4 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Alloy Corporate 2000, L.P. (“Alloy Corporate”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):
Tax I.D. Number: 77-0539236

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		203,046 shares. Alloy 2000, the general partner of Alloy Corporate, may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING PERSON WITH:
203,046 shares. Alloy 2000, the general partner of Alloy Corporate, may be deemed to have sole dispositive power to dispose of these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

203,046 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

01.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

5 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Alloy Partners 2000, L.P. (“Alloy Partners”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):
Tax I.D. Number: 77-0539233

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		86,590 shares. Alloy 2000, the general partner of Alloy Partners, may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING PERSON WITH:
86,590 shares. Alloy 2000, the general partner of Alloy Partners, may be deemed to have sole dispositive power to dispose of these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona and J. Leighton Read, the managing members of Alloy 2000, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

86,590 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

0.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

6 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Alloy Annex I, LLC (“Alloy LLC”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		505,052 shares, 505,052 shares are directly owned by Alloy Annex I, L.P. (“Alloy Annex”). Alloy LLC is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona, J. Leighton Read and Daniel I. Rubin, the managing members of Alloy LLC, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON WITH:	505,052 shares, 505,052 shares are directly owned by Alloy Annex. Alloy LLC is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas E. Kelly,
John F. Shoch, Tony Di Bona, J. Leighton Read and Daniel I. Rubin, the managing members of Alloy LLC, may be deemed to have shared power to vote these shares.

	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

505,052 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

7 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Alloy Annex I, L.P. (“Alloy Annex”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):
Tax I.D. Number: 20-0170056

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF		505,052 shares. Alloy Annex I, LLC is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona, J. Leighton Read and Daniel I. Rubin, the managing members of Alloy Annex I, LLC, may be deemed to have shared power to vote these shares.

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON WITH:		505,052 shares. Alloy Annex I, LLC is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares and Craig Taylor, Douglas E. Kelly, John F. Shoch, Tony Di Bona, J. Leighton Read and Daniel I. Rubin, the managing members of Alloy Annex I, LLC, may be deemed to have shared power to vote these shares.

	8	SHARED DISPOSITIVE POWER:

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

505,052 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

8 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Craig Taylor (“Taylor”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

0

	6	SHARED VOTING POWER:

NUMBER OF SHARES BENEFICIALLY OWNED BY		2,832,524 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”), 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”) and 505,052 shares are directly owned by Alloy Annex I, L.P. (“Alloy Annex”). Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote the shares held by such entities. Alloy Annex I, LLC, the general partner of Alloy Annex may be deemed to have sole voting power to vote the shares held by Alloy Annex. Taylor, a managing member of Alloy 2000 and Alloy Annex I, LLC, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON WITH:		0

	8	SHARED DISPOSITIVE POWER:

2,832,524 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate, 86,590 shares are directly owned by Alloy Partners and 505,052 shares are directly owned by Alloy Annex. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote the shares held by such entities. Alloy Annex I, LLC, the general partner of Alloy Annex may be deemed to have sole voting power to vote the shares held by Alloy Annex. Taylor, a managing member of Alloy 2000 and Alloy Annex I, LLC, may be deemed to have shared power to vote all of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,832,524 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

9 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Douglas E. Kelly (“Kelly”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

44,500, which includes 8,000 shares issuable pursuant to options that vest within 60 days

	6	SHARED VOTING POWER:

NUMBER OF SHARES BENEFICIALLY OWNED BY		2,832,524 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”), 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”) and 505,052 shares are directly owned by Alloy Annex I, L.P. (“Alloy Annex”). Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote the shares held by such entities. Alloy Annex I, LLC, the general partner of Alloy Annex may be deemed to have sole voting power to vote the shares held by Alloy Annex. Kelly, a managing member of Alloy 2000 and Alloy Annex I, LLC, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		44,500, which includes 8,000 shares issuable pursuant to options that vest within 60 days

WITH:	8	SHARED DISPOSITIVE POWER:

2,832,524 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate, 86,590 shares are directly owned by Alloy Partners and 505,052 shares are directly owned by Alloy Annex. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote the shares held by such entities. Alloy Annex I, LLC, the general partner of Alloy Annex may be deemed to have sole voting power to vote the shares held by Alloy Annex. Kelly, a managing member of Alloy 2000 and Alloy Annex I, LLC, may be deemed to have shared power to vote all of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,877,024 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

14.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

10 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: John F. Shoch (“Shoch”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

0

	6	SHARED VOTING POWER:

NUMBER OF SHARES BENEFICIALLY OWNED BY		2,832,524 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”), 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”) and 505,052 shares are directly owned by Alloy Annex I, L.P. (“Alloy Annex”). Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote the shares held by such entities. Alloy Annex I, LLC, the general partner of Alloy Annex may be deemed to have sole voting power to vote the shares held by Alloy Annex. Shoch, a managing member of Alloy 2000 and Alloy Annex I, LLC, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

2,832,524 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate, 86,590 shares are directly owned by Alloy Partners and 505,052 shares are directly owned by Alloy Annex. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote the shares held by such entities. Alloy Annex I, LLC, the general partner of Alloy Annex may be deemed to have sole voting power to vote the shares held by Alloy Annex. Shoch, a managing member of Alloy 2000 and Alloy Annex I, LLC, may be deemed to have shared power to vote all of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,832,524 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

11 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Tony Di Bona (“Di Bona”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Australia

	5	SOLE VOTING POWER:

0

	6	SHARED VOTING POWER:

NUMBER OF SHARES BENEFICIALLY OWNED BY		2,832,524 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”), 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”) and 505,052 shares are directly owned by Alloy Annex I, L.P. (“Alloy Annex”). Alloy 2000, the general partner of Alloy Vent ures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote the shares held by such entities. Alloy Annex I, LLC, the general partner of Alloy Annex may be deemed to have sole voting power to vote the shares held by Alloy Annex. Di Bona, a managing member of Alloy 2000 and Alloy Annex I, LLC, may be deemed to have shared power to vote all of these shares.

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

2,832,524 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate, 86,590 shares are directly owned by Alloy Partners and 505,052 shares are directly owned by Alloy Annex. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote the shares held by such entities. Alloy Annex I, LLC, the general partner of Alloy Annex may be deemed to have sole voting power to vote the shares held by Alloy Annex. Di Bona, a managing member of Alloy 2000 and Alloy Annex I, LLC, may be deemed to have shared power to vote all of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,832,524 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

12 of 24

CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: J. Leighton Read (“Read”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

0

	6	SHARED VOTING POWER:

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		2,832,524 shares, 1,689,486 shares are directly owned by Alloy Ventures 2000, L.P. (“Alloy Ventures”), 348,350 shares are directly owned by Alloy Investors 2000, L.P. (“Alloy Investors”), 203,046 shares are directly owned by Alloy Corporate 2000, L.P. (“Alloy Corporate”), 86,590 shares are directly owned by Alloy Partners 2000, L.P. (“Alloy Partners”) and 505,052 shares are directly owned by Alloy Annex I, L.P. (“Alloy Annex”). Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote the shares held by such entities. Alloy Annex I, LLC, the general partner of Alloy Annex may be deemed to have sole voting power to vote the shares held by Alloy Annex. Read, a managing member of Alloy 2000 and Alloy Annex I, LLC, may be deemed to have shared power to vote all of these shares.

	7	SOLE DISPOSITIVE POWER:

0

	8	SHARED DISPOSITIVE POWER:

2,832,524 shares, 1,689,486 shares are directly owned by Alloy Ventures, 348,350 shares are directly owned by Alloy Investors, 203,046 shares are directly owned by Alloy Corporate, 86,590 shares are directly owned by Alloy Partners and 505,052 shares are directly owned by Alloy Annex. Alloy 2000, the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners, may be deemed to have sole voting power to vote the shares held by such entities. Alloy Annex I, LLC, the general partner of Alloy Annex may be deemed to have sole voting power to vote the shares held by Alloy Annex. Read, a managing member of Alloy 2000 and Alloy Annex I, LLC, may be deemed to have shared power to vote all of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

2,832,524 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

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CUSIP No.	312088 40 4

1	NAMES OF REPORTING PERSONS: Daniel I. Rubin (“Rubin”)

I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

0

	6	SHARED VOTING POWER:

NUMBER OF SHARES		505,052 shares, 505,052 shares are directly owned by Alloy Annex I, L.P. (“Alloy Annex”). Alloy Annex I, LLC is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares. Rubin, a managing member of Alloy Annex I, LLC, may be deemed to have shared power to vote these shares.

BENEFICIALLY	7	SOLE DISPOSITIVE POWER:
OWNED BY
EACH		0

REPORTING PERSON	8	SHARED DISPOSITIVE POWER:
WITH:
505,052 shares, 505,052 shares are directly owned by Alloy Annex. Alloy Annex I, LLC is the general partner of Alloy Annex and may be deemed to have sole voting power to vote these shares. Rubin, a managing member of Alloy Annex I, LLC, may be deemed to have shared power to vote these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

505,052 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

2.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

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Item 1.
(a)	Favrille, Inc.

(b)	10421 Pacific Center Court, Suite 150
San Diego, CA 92121
Item 2.
(a)	Name of Person Filing
Exhibit A is hereby incorporated by reference
(b)	Address of Principal Business Office or, if none, Residence
See Exhibit A
(c)	Citizenship
See Exhibit A
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number 312088 40 4

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);
(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J)
Not applicable

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount Beneficially Owned:
See Exhibit B which is hereby incorporated by reference and related pages 2 to [14].
(b)	Percent of Class:
See Exhibit B which is hereby incorporated by reference and related pages 2 to [14].
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote See Footnote ***

(ii)	Shared power to vote or to direct the vote See Footnote ***

(iii)	Sole power to dispose or to direct the disposition of See Footnote ***

(iv)	Shared power to dispose or to direct the disposition of See Footnote ***

***	See Exhibit B which is hereby incorporated by reference and related pages 2 to [16.] Craig Taylor, John Shoch, Tony Di Bona and J. Leighton Read are managing members of Alloy 2000. Alloy 2000 is the general partner of Alloy Ventures, Alloy Investors, Alloy Corporate and Alloy Partners. As such, they may be deemed to have shares voting and disposition powers over the shares held by the partnerships.

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Item 5.	Ownership of Five Percent or Less of a Class
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
          Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
          Not Applicable

Item 8.	Identification and Classification of Members of the Group
          Not Applicable

Item 9.	Notice of Dissolution of a Group
          Not Applicable

Item 10.	Certification
          Not Applicable

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SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2006
Date

ALLOY VENTURES 2000, LLC

By: /s/Tony Di Bona
Tony Di Bona, Managing Member

ALLOY VENTURES 2000, L.P.

By: /s/Tony Di Bona
Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Ventures 2000, L.P.

ALLOY INVESTORS 2000, L.P.

By: /s/Tony Di Bona
Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Investors 2000, L.P.

ALLOY CORPORATE 2000, L.P.

By: /s/Tony Di Bona
Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Corporate 2000, L.P.

ALLOY PARTNERS 2000, L.P.

By: /s/Tony Di Bona
Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Partners 2000, L.P.

ALLOY ANNEX I, LLC

By: /s/Tony Di Bona
Tony Di Bona, Managing Member

ALLOY ANNEX I, L.P.

By: /s/Tony Di Bona
Tony Di Bona, Managing Member of Alloy Annex I, LLC, the general partner of Alloy Annex I, L.P.

/s/Tony Di Bona, Authorized Signer
CRAIG TAYLOR

/s/Tony Di Bona, Authorized Signer
DOUGLAS E. KELLY

/s/Tony Di Bona, Authorized Signer
JOHN F. SHOCH

/s/Tony Di Bona
TONY DI BONA

/s/Tony Di Bona, Authorized Signer
J. LEIGHTON READ

/s/Tony Di Bona, Authorized Signer
DANIEL I. RUBIN

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EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Favrille, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
Executed this 14th day of February, 2006.

ALLOY VENTURES 2000, LLC

By: /s/Tony Di Bona
Tony Di Bona, Managing Member

ALLOY VENTURES 2000, L.P.

By: /s/Tony Di Bona
Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Ventures 2000, L.P.

ALLOY INVESTORS 2000, L.P.

By: /s/Tony Di Bona
Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Investors 2000, L.P.

ALLOY CORPORATE 2000, L.P.

By: /s/Tony Di Bona
Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Corporate 2000, L.P.

ALLOY PARTNERS 2000, L.P.

By: /s/Tony Di Bona
Tony Di Bona, Managing Member of Alloy Ventures 2000, LLC, the general partner of Alloy Partners 2000, L.P.

ALLOY ANNEX I, LLC

By: /s/Tony Di Bona
Tony Di Bona, Managing Member

ALLOY ANNEX I, L.P.

By: /s/Tony Di Bona
Tony Di Bona, Managing Member of Alloy Annex I, LLC, the general partner of Alloy Annex I, L.P.

/s/Tony Di Bona, Authorized Signer
CRAIG TAYLOR

/s/Tony Di Bona, Authorized Signer
DOUGLAS E. KELLY

/s/Tony Di Bona, Authorized Signer
JOHN F. SHOCH

/s/Tony Di Bona
TONY DI BONA

/s/Tony Di Bona, Authorized Signer
J. LEIGHTON READ

/s/Tony Di Bona, Authorized Signer
DANIEL I. RUBIN

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POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., John. F. Shoch and Tony Di Bona, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 10th day of September, 2002.

/s/ Craig C. Taylor
Craig C. Taylor

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POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., John F. Shoch, Tony Di Bona and Craig C. Taylor, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 10th day of September, 2002.

/s/ Douglas E. Kelley
Douglas E. Kelley

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POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of J. Leighton Read, M.D., Craig C. Taylor and Tony Di Bona, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 10th day of September, 2002.

/s/ John F. Shoch
John F. Shoch

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POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of John F. Shoch, Craig C. Taylor and Tony Di Bona, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 10th day of September, 2002.

/s/ J. Leighton Read
J. Leighton Read, M.D.

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POWER OF ATTORNEY
     Know all by these presents, that the undersigned hereby constitutes and appoints each of John F. Shoch, Craig C. Taylor and Tony Di Bona, signing individually, the undersigned’s true and lawful attorneys-in fact and agents to:
     (1) execute for and on behalf of the undersigned, an officer, director or holder of a registered class of securities of any company (in reference to any such company, the “Company”), any form or document to be filed with the United States Securities and Exchange Commission in accordance with any rule, regulation or statute that governs such filing;
     (2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute such form or document, complete and execute any amendment or amendments thereto, and timely file such forms or documents or amendments thereto with the United States Securities and Exchange Commission and any stock exchange or similar authority; and
     (3) take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with any rule, regulation or statute which applies to such forms or documents.
     This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by the Company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact or (c) as to any attorney-in-fact individually, until such attorney-in-fact shall no longer be employed by Alloy Ventures, Inc.
     In Witness Whereof, the undersigned has cause this Power of Attorney to be executed as of this 8th day of February, 2006.

/s/ Daniel I. Rubin
Daniel I. Rubin

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EXHIBIT B TO SCHEDULE 13G — FAVRILLE, INC.

	Aggregate Number of				% of
Name of Originator	Shares Beneficially Owned				Total Shares
	Individual		Aggregate

Alloy Partners 2000, L.P.	86,590				0.4%

Alloy Ventures 2000, L.P.	1,689,486				8.3%

Alloy Corporate 2000, L.P.	203,046				1.0%

Alloy Investors 2000, L.P.	348,350				1.7%

Alloy Annex I, L.P.	505,052				2.5%

Douglas Kelly	44,500	Note 1	2,877,024	Note 2	14.1%

Craig Taylor			2,832,524	Note 2	13.9%

John Shoch			2,832,524	Note 2	13.9%

Tony Di Bona			2,832,524	Note 2	13.9%

J. Leighton Read			2,832,524	Note 2	13.9%

Daviel I. Rubin			505,052	Note 3	2.5%
The address for all of the above is: 400 Hamilton Avenue, 4th Floor, Palo Alto, California 94301
Alloy Ventures 2000, LLC, Alloy Partners 2000, L.P., Alloy Ventures 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Investors 2000, L.P. are organized in California. The individuals are all U.S. citizens and residents, other than Tony Di Bona who is a citizen of Australia.
None of the above has been convicted in any criminal proceedings nor have they been subject to judgments, decrees, or final orders enjoining future violations of Federal or State securities laws.
All of the parties are individuals or entities in the venture capital business.
Note 1: Includes 8,000 shares issuable pursuant to options that vest within 60 days
Note 2: Includes shares held by the following partnerships: Alloy Partners 2000, L.P., Alloy Ventures 2000, L.P., Alloy Corporate 2000, L.P., Alloy Investors 2000, L.P. and Alloy Annex I. The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.
Note 3: Includes shares held by Alloy Annex I. The reporting person disclaims beneficial ownership of this partnership’s shares except as to the reporting person’s pecuniary interest in the partnerships.

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